Exhibit 99.1
AVANIR REPORTS FIRST QUARTER FISCAL 2008
FINANCIAL RESULTS
Continued Progress with Zenvia™ Development
ALISO VIEJO, Calif., February 7, 2008 — Avanir Pharmaceuticals (NASDAQ: AVNR) today reported financial results for the three months ended December 31, 2007.
For the first quarter of fiscal 2008, Avanir reported a net loss of $5.5 million, or $0.13 per share, compared with a net loss of $13.6 million, or $0.39 per share, for the first quarter of fiscal 2007. Total net revenues for the first quarter of fiscal 2008 were $2.1 million. Total operating expenses were $6.6 million in the first quarter of fiscal 2008, compared with $14.6 million in the comparable fiscal 2007 period. Operating expenses for the first quarter of fiscal 2008 included expenses associated with the initiation of the Zenvia (dextromethorphan/quinidine [DM/Q]) Phase III confirmatory STAR trial. Cash used in operations during the first quarter of fiscal 2008 was $4.1 million.
“We continue to make progress with our Zenvia clinical programs, reflecting our mission to bring this product candidate to market as quickly and safely as possible,” said Dr. Randall Kaye, Avanir’s Chief Medical Officer. “Since commencing our confirmatory Phase III clinical trial (“STAR” trial) in pseudobulbar affect (PBA) in mid-December, we continue to gain momentum in activating study sites and enrolling patients. We remain on track to deliver top-line data in the second half of calendar 2009. Our large formal pharmacokinetic (PK) study for the diabetic peripheral neuropathic (DPN) pain program is also well underway. We consider this PK study an important step in identifying an alternative Zenvia formulation for our next Phase III trial in DPN pain. We have initiated dosing for all cohorts in the study and now expect to announce top-line results for this PK study during the second calendar quarter of 2008.”
“In addition to advancing our clinical programs, we are also making progress toward improving the Zenvia intellectual property portfolio. In November, Avanir received official notification from the European Patent Office (EPO) of its intent to grant a new patent, prolonging the protection of Zenvia in Europe for both the PBA and DPN pain indications until 2023. We have a corresponding patent application pending with the U.S. Patent and Trademark Office and based on the outcome in Europe, we are optimistic of a positive response in the U.S. as well,” said Keith Katkin, Avanir’s President and CEO.
RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
     Zenvia in PBA
•	Reached a definitive agreement with the U.S. Food and Drug Administration (FDA), under the special protocol assessment (SPA) process, on the design of a single confirmatory Phase III clinical trial with Zenvia in patients with PBA, referred to as the STAR trial.

•	Initiated enrollment of PBA patients in the STAR trial. Avanir is on schedule to complete enrollment in the first half of calendar year 2009 and to report top-line data in the second half of calendar year 2009.

     Zenvia in DPN Pain
•	Initiated a large, formal PK study to assess alternative lower-dose quinidine formulations of Zenvia for DPN pain intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested. Dosing of the first three cohorts of subjects with varying regimens of dextromethorphan and quinidine has been completed. The last two dosage cohorts have been initiated. Avanir expects to release top-line results during the second quarter of calendar 2008.
COMPANY OPERATIONS
•	Received official communication from the EPO, under Rule 51(4) EPC, that the EPO intends to grant Avanir’s pending Zenvia patent for both PBA and DPN pain. Issuance of this patent will extend the patent life of Zenvia in Europe through 2023.

•	Announced that the Annual Meeting of Stockholders will be held Thursday, February 21, 2008 in Irvine, California.
BALANCE SHEET HIGHLIGHTS
As of December 31, 2007, Avanir had cash and investments in securities totaling $29.4 million, including cash and cash equivalents of $28.3 million, investments of $250,000 and restricted investments in securities of $857,000.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 11:00 a.m. Eastern time / 8:00 a.m. Pacific time to discuss its financial results and recent business developments. The call will feature Keith Katkin, President and Chief Executive Officer; Randall Kaye, MD, Senior Vice President and Chief Medical Officer; and Christine Ocampo, Corporate Controller to discuss financial results and answer questions. Investors are invited to listen to the live webcast by visiting Avanir‘s corporate website at www.avanir.com.
An archived copy of the webcast will be available on AVANIR’s website for 30 days, and a telephone replay will be available through February 12, 2008, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 31867395.
About Zenvia
Zenvia is a combination of two well-characterized compounds: the therapeutically active ingredient dextromethorphan and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways: through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of pseudobulbar affect (PBA) and diabetic peripheral neuropathic (DPN) pain. In October 2006, the Company received an approvable letter for Zenvia in the treatment of PBA. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA) utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. For more information about the STAR trial visit http://www.pbatrial.com and for more information about the Agency’s SPA process see http://www.fda.gov/cder/guidance/3764fnl.htm. In April 2007, Avanir announced successfully meeting all primary endpoints in a Phase III study of Zenvia in DPN pain. The Company is conducting a formal pharmacokinetic (PK) study to assess alternative lower-dose quinidine formulations of Zenvia for

DPN pain that are intended to deliver similar efficacy and improved safety/tolerability versus the formulations previously tested for this indication.
About Avanir
Avanir Pharmaceuticals is focused on acquiring, developing, and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, inflammation, and infectious diseases. Avanir‘s lead product candidate, Zenvia, is being developed for the treatment of pseudobulbar affect (PBA) and is the subject of an approvable letter from the U.S. Food and Drug Administration (FDA) for that indication. The Company has initiated a confirmatory Phase III study under a Special Protocol Assessment (SPA) agreement with the FDA utilizing a new lower quinidine dose formulation of Zenvia intended to address safety concerns raised in the Agency’s approvable letter for Zenvia in the treatment of PBA. Additionally, in April 2007 Avanir announced meeting all primary endpoints in a Phase III clinical trial with Zenvia in patients with diabetic peripheral neuropathic (DPN) pain. The Company is conducting a formal pharmacokinetic (PK) study to assess alternative lower-dose quinidine formulations of Zenvia for DPN pain that are intended to deliver similar efficacy and improve safety/tolerability versus the formulations previously tested for this indication. Avanir has also licensed a compound to Novartis International Pharmaceuticals Ltd. for the treatment of inflammatory disease. Avanir’s infectious disease drug candidate, AVP-21D9, is a human monoclonal antibody in pre-clinical development for the treatment of anthrax with funding provided to date from NIH/NIAID grants. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that the Company will be able to complete clinical trials and the pharmacokinetic (PK) study within the projected time periods. There can also be no assurance that the PK study will identify one or more new doses of Zenvia that have the desired efficacy and an acceptable safety/tolerability profile, or that the U.S. Food and Drug Administration (FDA) will approve Zenvia for any indication. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
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